Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John Millerick
Senior Vice President & CFO
(978) 977-3000

Paul M. Roberts
Director of Communications
(978) 977-3000, x3213

Analogic Corporation Announces Revenues and Earnings
for its First Quarter

PEABODY, MA (January 31, 2005) – Analogic Corporation (NASDAQ:ALOGE), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today revenues and earnings for its first quarter ended October 31, 2004. Investors should note that the comparative financial information provided for the first quarter ended October 31, 2003, has been restated. As a result, investors should no longer rely on Analogic’s previously issued earnings releases or financial statements for that period.

Revenues for the first quarter ended October 31, 2004, were $84,091,000, compared with the prior year’s first quarter revenues of $71,709,000, an increase of $12,382,000, or 17%. Net income for the first quarter was $165,000, or $.01 per diluted share. This compares with a loss of $1,601,000, or $0.12 per diluted share, for the prior year’s first quarter.

The growth in revenue was due in large part to a continuing increase in demand for the Company’s medical and security systems and subsystems. Medical technology product sales were up $8,526,000, or 14%, over the prior year’s first quarter, reflecting increased sales of digital X-ray systems, Computed Tomography (CT) Data Acquisition Systems (DASs), power systems for Magnetic Resonance Imaging (MRI), clinical ultrasound systems, and cardiovascular information management systems. Sales of security technology products increased by $6,721,000, or 196%, over the prior year’s first quarter. The growth in medical and security sales was offset in part by decreased sales of embedded multiprocessing systems.

John Wood, President and CEO, commented, “First quarter revenues were about what we had expected. We are certainly pleased with the continuing, broad-based growth in our medical business in what is traditionally our weakest quarter of the year. We also believe that this quarter’s sales reflect the establishment of more predictable and growing sales of security imaging equipment.

“Unfortunately, the Company did not realize the full benefit of this revenue increase because of several factors, including reduced margins related to customer-funded engineering projects and increased sales and marketing expenses due primarily to the costs associated with our ANEXA subsidiary, which was established in November 2003 to sell digital imaging equipment to end users in select markets. We also experienced increased administrative costs because of unforeseen expenses related to recent litigation with L-3 and to the Company’s in-depth review of the software revenue recognition procedures followed by our Camtronics Medical Systems subsidiary.“

Wood noted that research and product development costs were down $1,400,000 from the prior year’s first quarter, primarily as a result of existing engineering resources being reallocated to revenue-generating engineering projects, mostly in security. Analogic is working under a TSA grant to design and develop prototypes of performance enhancements for Explosives Detection Systems (EDSs) already deployed in airports across the country. This field-installable system upgrade is targeted for certification testing and initial production over the course of the next twelve months. Under a second TSA grant, the Company is developing a new generation of innovative EDS systems for checked luggage that could be deployed over the next two to five years. Work is also progressing under a TSA cooperative agreement to develop revolutionary technologies into deployable systems to provide significantly enhanced automatic threat-detection and discrimination capabilities for scanning checked luggage carried on aircraft. In addition to these three government-funded programs, the Company continues work on its innovative COBRA system, a compact, CT-based, automatic threat detection system to examine carry-on baggage for aircraft as well as carry-in items for public buildings such as courthouses, embassies, and corporate offices. Developed independently by Analogic in anticipation of evolving security needs, the COBRA is tentatively scheduled for a field trial in a major airport by the TSA in the near future.

Analogic is also developing a number of major new medical products, including new medical CT systems for evolving niche markets. At PhotoDetection Systems work continues on a new Positron Emission Tomography (PET) system that employs innovative detector technology and can be combined with a CT for a new generation of hybrid PET/CTs. New Digital Radiography (DR) systems and new generations of high-performance subsystems for multi-slice CT, Magnetic Resonance Imaging (MRI), and DR are in development. The Company is also working on advanced ultrasound transducers and the next generation of clinical ultrasound systems, as well as a unique ultrasound mammography system.

Wood observed that the Company considerably strengthened its leadership team during the quarter. “In September we brought Michael Brock on board as Managing Director for B-K Medical, and Peter Harris returned to the Company as Corporate Vice President for Security Strategy and Development. We also hired Craig Burch as a divisional vice president to market volumetric imaging modalities such as CT, PET, and MRI. Overall, I think we have further strengthened a management team that is sharply focused on our near-term success and future growth.”

Wood concluded, “The continuing growth in our medical business over the past year or so is most gratifying. It suggests that we have additional opportunities for continued growth in the medical sector, while we concurrently work on four major security projects. We believe that we are on course to substantially enhance our opportunities for long-term growth as The World Resource for Health and Security Technology.”

The restatement for the first quarter of fiscal 2004 was required due to the incorrect application of software revenue recognition procedures with respect to certain Camtronics transactions. Under software revenue recognition rules, Camtronics is not permitted to recognize revenue on a multiple-element software arrangement until such time as Camtronics has delivered or performed all elements of the arrangement or has sufficient evidence of fair value for each undelivered or non-performed element of the arrangement. In the majority of the transactions underlying the restatement, Camtronics has delivered and the customer has paid for the software. However, Camtronics is prohibited from recognizing any revenue from the transaction because some element of the transaction –– such as the delivery of a software upgrade or the performance of customization services –– has not been delivered or performed or sufficient evidence of fair value for those elements cannot be determined. Analogic believes that all the Camtronics transactions in question represent bona fide customer sales, and that the revenue that has been reversed as part of these restatements will be recognized in future fiscal periods.

The fiscal 2004 first quarter restatement also includes a restatement of revenue recognized by the Company during the quarter with respect to the Company’s affiliate Shenzhen Anke High-Tech, Ltd. (“SAHCO”). During the first quarter of fiscal 2004 the Company recorded engineering revenue of $2.8 million in connection with a license of intellectual property to SAHCO. The agreement between the Company and SAHCO provided for extended payment terms requiring SAHCO to make an initial payment of $500,000 with the balance due over the following twelve months. Upon further review of the agreement and applicable accounting standards, the Company determined that this license revenue should not have been recorded in its entirety at the date of the contract but as payments were received from SAHCO. The Company received payments of $750,000 from SAHCO in both the quarter ended October 31, 2003, and the quarter ended October 31, 2004.

The financial statements set forth below depicts the effects of the combined restatement on selected Income Statement and Balance Sheet items:

	THREE MONTHS ENDED OCT. 31, 2003
	As Reported	As Restated	Change
INCOME STATEMENT
Net Revenues	$74,969	$71,709	$(3,260)
Income Before Income Taxes	$789	$(1,779)	$(2,568)
Net Income	$631	$(1,601)	$(2,232)
Diluted Earnings Per Share	$0.05	$(0.12)	$(0.17)
BALANCE SHEET
Deferred Cost (Current & Long Term)	$17,017	$18,620	$1,603
Deferred Revenue (Current & Long Term)	$31,603	$33,931	$2,328
Stockholders’ Equity	$358,515	$355,968	$(2,547)
Total Assets/Total Liabilities	$454,934	$454,882	$(52)

Analogic will conduct an investor conference call on Monday, January 31, 2005, at 4:00 p.m. ET to discuss the restated fourth-quarter and fiscal year 2004 results and recent developments. To participate in the conference call, dial 1-888-282-6043 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Monday, February 14.

A telephone digital replay will be available approximately two hours after the call is completed through Wednesday, February 2. To access the digital replay, dial 1-800-642-1687. The conference ID number is 3720630. For more information on the conference call, visit www.analogic.com, call 978-977-3000, x. 3213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of January 31, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to January 31, 2005.

###

ANALOGIC CORPORATION
Condensed Consolidated Statements of
Operations
(in thousands, except share data) (Unaudited)
		Three Months Ended
		October 31,
		(Restated)
	2004	2003
Net Revenue:
Product	$76,086	$62,677
Engineering	5,240	6,596
Other	2,765	2,436
Total net revenue	$84,091	$71,709
Cost of sales:
Product	47,139	38,675
Engineering	4,062	2,804
Other	1,438	1,209
Total cost of sales	52,639	42,688
Gross margin	31,452	29,021
Operating expenses:
Research and product development	13,937	15,303
Selling and marketing	8,887	8,024
General and administrative	9,993	8,473
Total operating expenses	32,817	31,800
Loss from operations	-1,365	-2,779
Other (income) expense:
Interest income	-856	-1,124
Interest expense	16	73
Equity in unconsolidated affiliates	-117	157
Other	-592	-106
Total other (income) expense	-1,549	-1,000
Income (loss) before income taxes	184	-1,779
Provision for income taxes	19	-178
Net income (loss)	165	-1,601
Earnings per common share:
Basic	0.01	-0.12
Diluted	0.01	-0.12
Dividends declared per share	0.08	0.08
Shares outstanding:
Basic	13,521	13,381
Diluted	13,546	13,547

Condensed Consolidated Balance Sheets
(in thousands)
	October 31,	July 31,
	2004	2004
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$193,777	$176,637
Accounts and notes receivable, net	49,562	55,498
Inventories	67,103	65,952
Other current assets	31,551	30,034
Total current assets	341,993	328,121
Property, plant and equipment, net	92,609	91,077
Other assets	33,301	32,873
Total Assets	$467,903	$452,071
Liabilities and Stockholders’ Equity:
Mortgage and other notes payable	$222	$962
Accounts payable	24,310	21,707
Accrued liabilities	21,912	21,380
Advance payments and deferred revenue	41,690	32,406
Accrued income taxes	5,894	5,791
Accrued dividends	1,095	0
Total current liabilities	95,123	82,246
Obligations under capital lease	119	155
Deferred income taxes	2,190	810
Deferred revenue	1,459	1,459
Total long term liabilities	3,768	2,424
Stockholders’ Equity	369,012	367,401
Total Liabilities and Stockholders’ Equity	$467,903	$452,071